Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

TrustCo Bank Corp NY:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of TrustCo Bank Corp NY of our report dated February 28, 2020 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of TrustCo Bank Corp NY for the year ended December 31, 2019, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

New York, New York
May 11, 2020